Exhibit 99.1
NEWS RELEASE Contacts:BIO-key International, Inc. Scott Mahnken 732-359-1113

BIO-key® International, Inc. Reports
2011 Third Quarter Financial Results

Wall, NJ, November 14, 2011 – BIO-key International, Inc. (OTCBB: BKYI.OB), a global leader in fingerprint biometric identification solutions and advanced mobile identification technology, today reported financial results for the third quarter ended September 30, 2011.

Total revenue for the three months ended September 30, 2011 was approximately $574,000, representing an increase of 5% from the $546,000 reported for the quarter ended September 30, 2010. The increase was primarily related to service revenues for maintenance and support contracts, which were driven by a mix of new accounts and renewed maintenance agreements from legacy customers. The increase was offset by a decrease of in its core license revenue.

BIO-key’s gross margin for the third quarter of 2011 was 63%, compared to 62% for the same period in 2010, due to similar costs related to the associated revenue. Operating expenses for the third quarter of 2011 decreased 17% to approximately $897,000, compared to $1,083,000 for the same period ended September 30, 2010. Operating loss for the third quarter of 2011 was ($533,970), compared to operating loss of ($742,824) reported in the quarter ended September 30, 2010.

The net loss for the three months ended September 30, 2011 was ($540,165) compared to net loss of ($943,790) for the comparable period in 2010.  Net loss for the 2010 period included approximately ($45,000) in expenses related to derivative and fair value adjustments that are no longer applicable in 2011.

“Although the summer months are usually the slowest period of the year for BIO-key we increased revenue by 5% quarter-over-quarter while continuing to reduce expenses and increase productivity,” stated Mike DePasquale, CEO, BIO-key International, Inc.  “As previously announced, we also executed a Letter of Intent to purchase S.I.C. Biometrics which is a cutting edge mobile identification technology company. During the past few quarters, I have mentioned BIO-key’s commitment to providing a best in class mobile identification solution for healthcare, government agencies, and the commercial enterprise including consumers.  Our software is already available for those markets on the most popular devices and we believe that the pending acquisition of S.I.C Biometrics will empower us to deliver a complete offering for the Apple mobile platform,” added DePasquale.

Oracle recently stated in a survey released on November 1, 2011 of more than 3,000 mobile phone subscribers worldwide, that 68 percent were either unsure or convinced that data stored or transmitted by their mobile phones was unsecure.  As a result, only 21 percent of respondents said they would be “very comfortable” making a purchase with their mobile phone instead of a credit card or cash.  In a separate study conducted by the Lieberman Research Group and published by Unisys in September 2011, over one thousand consumers were surveyed about security and the financial system.  The survey reported that 57% were willing to provide fingerprint biometric data as a way to secure their financial transactions.  “BIO-key’s universal software security offering for mobility platforms including Android, Apple iOS and WinMobile put us in a first mover position for secure enterprise access anywhere, anyplace, anytime. From a single fingerprint enrollment and from any device, desktop, laptop or mobile handset, users can access authorized accounts or information with a single swipe of the finger” stated DePasquale.

“To further enhance our commitment to mobility and to expand the BIO-key brand recognition globally, we have engaged with the leading independent public relations firm Edelman and are currently developing a national and international messaging and media plan which will launch in 2012,” said Scott Mahnken, BIO-key’s VP Marketing.  “We also launched our new company website and social media campaign including Facebook, Twitter, LinkedIn and YouTube, which already hosts several of the product demonstration videos, including the new solutions for the iPad and iPhone,” explained Mahnken

Nine Month Comparisons

Total revenue for the nine months ended September 30, 2011 was $2.963 million representing less than 1% increase from the $2.955 million reported for the same period in 2010.  Although the revenue amounts are similar, the product mix varied with an increase in third party hardware revenue to approximately $778,000, license revenue of $1.6 million and service revenue of $538,000 for the nine months ended September 30, 2011, compared with third party hardware revenue of approximately $427,000, license revenue of $2.1 million and service revenue of $316,000 for the same period in 2010.

Gross margin for the nine months ended September 30, 2011 was approximately $2.3 million representing an 8% decrease from the same period in 2010 of $2.5 million. Operating expenses for the first nine months of 2011 decreased 13% to approximately $2,829,000, compared to $3,240,000 in the comparable period ended September 30, 2010. The decline in operating expenses were primarily related to lower legal, accounting and referral fee expenses, offset by an increase in R&D expenses. Operating loss for the nine months ended September 30, 2011 was ($484,021) compared to an operating loss of ($704,926) reported for the same period in 2010.

Net loss for the first nine months of 2011 was ($894,319) compared to net income of $291,534 for the same period in 2010.  Net income for the 2010 period included approximately $933,000 in income related to derivative and fair value adjustments and $414,176 in income from discontinued operations, both no longer applicable in 2011.

Liquidity and Capital Resources
Consolidated cash, cash equivalents and accounts receivables totaled over $1.2 million on September 30, 2011, compared to $1.4 million as of December 31, 2010.

Highlights for the third quarter included the following:

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Purchase orders from the Indiana Blood Center, Allscripts, NextGenID, BIOXS, CACI, Nationwide Children’s Hospital, Medflow, ChoicePoint / LexisNexis, Educational Biometric Technology, Identimetrics and Genesis Healthcare.

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Announced the pending acquisition of S.I.C. Biometrics, a hardware and software developer located in Montreal, Canada.  S.I.C. is recognized for developing the first fingerprint identification technology solutions for the Apple iPad and iPhone.

●	Announced partnership with AuthenTec to combine efforts to identify mobile identification solutions for the Android and other mobile platforms. AuthenTec is a leading fingerprint device manufacturer.

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Engaged in an agreement with the Edelman public relations agency to promote the BIO-key name and brand globally to strategic target markets.  Edelman is the largest independent global public relations firm and BIO-key is working with their client development team in Washington D.C.

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Presented BIO-key mobile identification solutions and core technology at the Allscripts Client Event Expo in August.  The ACE event is the largest annual gathering of Allscripts vendors and sales representatives.

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Attended the Biometric Consortium Conference in September.  The BCC is a networking conference focused on biometric technologies for Defense, Homeland Security, Identity Management, Border Crossing and Electronic Commerce.

●	Launched the new www.bio-key.com website. The website launch included the introduction of BIO-key’s new social media program including Facebook, Twitter, LinkedIn and YouTube.

●	Introduced our updated WEB-key release to integrate with Android, Apple iOS and WinMobile platforms.

Conference Call Details
BIO-key has scheduled a call for Tuesday November 15th, at 10:00 a.m. Eastern Time to discuss 2011 third quarter results.  To access the conference call live, dial 800-860-2442 (U.S.) or 412-858-4600 (International) and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through December 15, 2011 and may be accessed by dialing 412-317-0088 and using the pass code 10006712#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key
BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, our ability to attract and retain key personnel and our ability to complete the proposed acquisition of S.I.C. Biometrics Inc. as currently planned.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.